Exhibit 10.1

SALISBURY BANK AND TRUST COMPANY

AMENDED AND RESTATED

NON-QUALIFIED DEFERRED COMPENSATION PLAN

This Salisbury Bank and Trust Company Amended and Restated Non-Qualified Deferred Compensation Plan (as amended and restated, the “Plan”) entered into on the 27th day of December, 2021, and effective as of January 1, 2022 (the “Effective Date”), is an amendment and restatement of the Salisbury Bank and Trust Company Non-Qualified Deferred Compensation Plan adopted January 1, 2013. This Plan has been adopted by Salisbury Bank and Trust Company (the “Bank”) for the benefit of certain key employees, (the “Participant” or “Participants”), who have been selected and approved by the Bank to participate in this Plan and who have evidenced their participation by execution of a Non-Qualified Deferred Compensation Plan Participation Agreement in a form provided by the Bank. This Plan is intended to comply with Internal Revenue Code (“Code”) Section 409A and any regulatory or other guidance issued under Code Section 409A.

WHEREAS, the Bank desires to amend and restate the Plan to permit the Participants in the Plan to: (i) elect to make elective deferral contributions from base salary and discretionary and incentive bonuses; (ii) make different distribution elections with respect to each year’s annual deferrals, provided that prior deferral elections will continue to be administered in accordance with the distribution elections entered into prior to the Plan’s amendment and restatement; (iii) choose from different investment opportunities made available by the Administrator for investment of the Participants’ “Account Balances” (as defined below); and (iv) to allow non-employee directors to participate in the Plan, if permitted by the Administrator; and

WHEREAS, the Bank intends this Plan to be considered an unfunded arrangement, maintained primarily to provide supplemental retirement income for Participants, who are members of a select group of management or highly compensated employees of the Bank, for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended; and

WHEREAS, the Bank has adopted this Plan which controls all issues relating to benefits as described herein, and which replaces all other agreements and representations, oral or written, between the Bank and each Participant with respect to any supplemental Participant retirement benefits to be provided to the Participant by the Bank (other than any Participation Agreement entered into with respect to Discretionary Contributions contributed prior to the Effective Date).

NOW, THEREFORE, the Bank has adopted this Plan as follows:

SECTION I

DEFINITIONS

When used herein, the following words and phrases shall have the meanings ascribed to them below unless the context clearly indicates otherwise:

1.1	“Account Balance” means the amount credited to the Participant hereunder, including Discretionary Contributions, Elective Deferrals and earnings on Discretionary Contributions and Elective Deferrals.

1.2	“Administrator” means Compensation Committee of the Board, or the person or persons to whom the Compensation Committee has delegated administrative authority over the Plan.

1.3	“Annual Election Form” means the agreement between a Participant and the Bank which sets forth, for Plan Years beginning January 1, 2022, the particulars of a Participant’s Elective Deferrals for a calendar year, if any, and the period or periods over which such Elective Deferrals shall be distributed.

1.4	“Base Salary Deferrals” means amounts a Participant elects to defer for a calendar year from the Participant’s base salary otherwise received in such calendar year. Such Base Salary Deferrals shall be set forth on a Participant’s Agreement or Annual Election Form submitted to the Bank on a timely basis. Notwithstanding anything herein to the contrary, the Administrator shall determine, prior to the commencement of the Plan Year, whether Base Salary Deferrals shall be permitted for the Plan Year.

1.5	"Base Salary Deferral Percentage” means a fixed percentage of a Participant’s Base Salary for a calendar year (but not in excess of 50%) that a Participant elects to have contributed to the Participant’s Account Balance for a particular Plan Year. The Base Salary Deferral Percentage for a calendar year, if any, shall be set forth in a Participant’s Participation Agreement or Annual Election Form for such calendar year.

1.6	“Beneficiary” means the person or persons (and their heirs) designated as Beneficiary by the Participant to whom the deceased Participant’s benefits are payable. Such beneficiary designation shall be made on the form attached hereto as Exhibit A and filed with the Administrator. If no Beneficiary is so designated, then the Participant’s spouse, if living, will be deemed the Beneficiary. If the Participant’s spouse is not living, then the Participant’s children (both natural and legally adopted) will be deemed the Beneficiaries and will take on a per stirpes basis. If there are no such living children, then the estate of the Participant will be deemed the Beneficiary.

1.7	“Benefit Age” means the age set forth in the Participant’s Participation Agreement following which a Participant can retire with a fully-vested benefit. Notwithstanding the foregoing, the Board may designate one or more specific Discretionary Contributions as subject to a vesting schedule without regard to the Participant’s Benefit Age. For Participants who entered the Plan prior to January 1, 2022, Benefit Age shall be the age set forth in their initial Participation Agreement. For Participants whose initial participation date is on or after January 1, 2022, the Benefit Age shall be age 62.

1.8	“Board” shall mean the Board of Directors of the Bank.

1.9	“Cause” shall mean (i) the conviction of the Participant of a felony or of any lesser criminal offense involving moral turpitude; (ii) the willful commission by the Participant of any act that, in the judgment of the Board will likely cause substantial economic damage to the Bank or substantial injury to the business reputation of the Bank; (iii) the commission by the Participant of an act of fraud in the performance of the Participant’s duties on behalf of the Bank; (iv) the continuing willful failure of the Participant to perform the Participant’s duties to the Bank after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to cure such failure are given to the Participant; or (v) an order of a federal or state regulatory agency or a court of competent jurisdiction requiring the termination of the Participant’s employment by the Bank. For this purpose, no act, or failure to act, on the part of the Participant shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Bank. Without limiting the foregoing, in no event shall a Participant be deemed to be acting in good faith or in the best interests of the Bank for purposes of the preceding sentence with respect to acts of omission or commission taken in contravention of any direction(s), rule(s) or requirement(s) issued, authorized, approved or ratified by the Board. Any termination for Cause shall be subject to the same formalities required in a for Cause termination under any severance or change in control agreement between the Participant and the Bank. If the Participant is not a party to such an agreement, then a termination for Cause shall not occur unless the Bank provides the Participant with written notice stating that the Bank intends to terminate the Participant for Cause (as defined herein) and setting forth in reasonable detail the facts and circumstances allegedly constituting Cause, and the Bank affords the Participant a period of two (2) weeks after issuance of such notice either to demonstrate, through written rebuttal, that Cause does not exist or to cure the circumstances constituting such Cause; provided, however, that the determination of whether Cause exists or whether the Participant has sufficiently cured any Cause, shall be made in the reasonable discretion of the Board, as evidenced by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board). Nothing in this definition shall prevent the Bank from terminating the Participant for Cause prior to the issuance of the above-referenced notice or expiration of the above-referenced two (2) week rebuttal/cure period; provided however that if, upon the expiration of such two (2) week period, it is determined that facts or circumstances sufficient to constitute Cause did not (or, if applicable, do not) exist or has/have been cured, then such earlier termination of the Participant by the Bank shall be deemed to be without Cause.

1.10	“Change in Control” means (a) a change in ownership of the Company or the Bank under paragraph (i) below, or (b) a change in effective control of the Company or the Bank under paragraph (ii) below, or (c) a change in the ownership of a substantial portion of the assets of the Company or the Bank under paragraph (iii) below:

(a)       Change in ownership of the Company or Bank. A change in ownership of the Company or Bank shall occur on the date that any one person or more than one person acting as a group acquires ownership of stock of that corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

(b)       Change in the effective control of the Company or Bank. A change in the effective control of the Company or Bank shall occur on the date that either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Bank possessing 30% or more of the total voting power of the stock of the Company or Bank; or (ii) a majority of members of the Company’s or Bank’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or Bank is another corporation; or

(c)       Change in the ownership of a substantial portion of the Company’s or Bank’s assets. A change in the ownership of a substantial portion of the Company’s or Bank’s assets shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer; or

(d)       For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein.

1.11	“Code” means the Internal Revenue Code of 1986, as amended.

1.12	“Company” shall mean Salisbury Bancorp, Inc., the holding company of the Bank.

1.13	“Compensation Committee” means the Compensation Committee of the Board.

1.14	“Death Benefit” shall mean the benefit paid from a Participant’s Account Balance after the Participant’s death. For the portion of a deceased Participant’s Account Balance attributable to Discretionary Contributions received before the Effective Date of this Plan, the Death Benefit shall be paid in a lump sum.

1.15	“Disability” or “Disabled” means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under the disability insurance, if any, covering employees of the Bank, or (iii) determined to be totally disabled by the Social Security Administration.

1.16	“Disability Benefit” shall mean the payment made to or on behalf of a Participant who has suffered a Disability. For Discretionary Contributions received before the Effective Date of this Plan, the Disability Benefit shall be paid in the manner set forth in the Participation Agreement entered into and effective at that time.

1.17	“Discretionary Contribution” shall mean a contribution made in the sole discretion of the Board from time to time, to one or more Participants participating in the Plan. Such Discretionary Contribution may be made in the same or differing amounts or percentages to different Participants and may be made to fewer than all Participants participating in the Plan in any Plan Year.

1.18	“Distribution Event” shall mean a distribution may be made to a Participant following the occurrence of any of the following events: (i) Separation from Service before Benefit Age; (ii) Separation from Service on or after Benefit Age; (iii) the Participant’s death; (iv) the date the Participant becomes Disabled; (v) an involuntary Separation from Service (including a resignation for Good Reason) in connection with or following a Change in Control; (vi) upon a Specified Date; or (vii) an Unforeseeable Emergency. A Participant may make different distribution elections with respect to the various Distribution Events.

1.19	“Elective Deferrals” means the sum of a Participant’s Base Salary Deferrals and Incentive Compensation Deferrals. If non-employee directors are permitted to participate in the Plan, Elective Deferrals shall also refer to amounts a director elects to defer from the director’s annual retainer and/or meeting or committee fees.

1.20	“Good Reason” shall constitute any of the following circumstances if they occur without the Participant’s express written consent: (i) a material reduction in the Participant’s Base Salary not warranted by general across the board reductions due to economic necessity; (ii) a material reduction in the Participant’s incentive bonus and other benefits provided to Participants generally (except due to general across the board reductions due to economic necessity); (iii) a material reduction in the Participant’s authority, duties or responsibilities such that the Participant no longer holds a position with executive level responsibilities consistent with executive’s training and experience; or (iv) the permanent relocation of the Participant’s principal place of business to a location that is more than 35 miles from the Participant’s workplace at the Participant’s initial participation in this Plan; provided that for a termination to be deemed for Good Reason, the Participant must give, within the ninety (90) day period commencing on the initial existence of the condition(s) constituting Good Reason, written notice of the intention to terminate for Good Reason, and, upon receipt of such notice, the Bank shall have a thirty (30) day period within which to cure such condition(s); and provided further that the Bank may waive such right to notice and opportunity to cure. In no event may facts or circumstances constituting “Good Reason” arise after the occurrence of facts or circumstances that the Bank relies upon, in whole or in material part, in terminating the Participant for Cause.

1.21	“Incentive Compensation Deferrals” means deferrals elected by a Participant from a discretionary cash bonus or cash incentive compensation earned by a Participant under any discretionary bonus or performance-based cash bonus plan maintained by the Bank from time to time from which the Bank permits the Participant to defer all or a portion of the Participant’s incentive compensation. Such Incentive Compensation Deferrals shall be set forth on a Participant’s Participation Agreement or Annual Election Form submitted to the Bank on a timely basis. Notwithstanding anything herein to the contrary, the Administrator shall determine, prior to the commencement of the Plan Year, whether Incentive Compensation Deferrals shall be permitted for the Plan Year.

1.22	“Incentive Compensation Percentage” means a fixed percentage of a Participant’s Incentive Compensation (up to 100%) that will be contributed to the Participant’s Account for a particular calendar year. The Incentive Compensation Percentage shall be set forth in the Participant’s Participation Agreement or Annual Election Form.

1.23	“Participant” means an employee who has been selected and approved by the Administrator to participate in the Plan and who has agreed to participation by completing a Participation Agreement.

1.24	“Participation Agreement” means the agreement between a Participant and the Bank which sets forth the particulars of the Participant’s benefits under the Plan. For Plan Years prior to January 1, 2022, a Participant entered into a signed Participation Agreement at the commencement of participation and the Participation Agreement set forth the vesting schedule for Discretionary Contributions and the terms of distribution of the Participant’s Account Balance. For Plan Years on or after January 1, 2022, if provided by the Administrator, an existing Participant shall enter into an updated Participation Agreement prior to the beginning of the Plan Year which will set forth the Benefit Age and vesting schedule for amounts contributed to the Participant’s account thereafter. A new Participant shall enter into a Participation Agreement at initial commencement of participation setting forth the Participant’s Benefit Age and vesting schedule for amounts contributed to the Participant’s Account. A Participant will also enter into an Annual Election Form for each calendar year which will set forth the Elective Deferrals and distribution options elected for that year’s Elective Deferrals and/or Discretionary Contributions made by or on behalf of the Participant for such calendar year.

1.25	“Plan Year” shall mean the calendar year.

1.26	“Separation from Service” means a Participant’s death, retirement or other termination of employment with the Bank within the meaning of Code Section 409A. No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as Participant’s right to reemployment is provided by law or contract. If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the employer and employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to less than 50% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Bank). The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

1.27	"Specified Date” means a specific date chosen by a Participant on which to receive the payment of all of a Participant’s Elective Deferrals made for a Plan Year, beginning in or after the 2023 Plan Year. A Participant may make an election to receive the payment on a Specified Date only with respect to amounts that the Participant wishes to receive prior to Separation from Service. If a Participant has a Separation from Service prior to the Specified Date selected, the Participant’s benefits will be paid in accordance with the applicable year’s Discretionary Contribution election for benefits paid on a Separation from Service.

1.28	“Specified Employee” means, in the event the Bank or any corporate parent is or becomes publicly traded, a “Key Employee” as such term is defined in Code Section 416(i) without regard to paragraph 5 thereof. Notwithstanding anything to the contrary herein, in the event a Participant is a Specified Employee and becomes entitled to a payment hereunder due to Separation from Service for any reason (other than death or Disability), the payments to such Participant shall not commence until the first day of the seventh month following such Separation from Service. Whether and the extent to which a person is a Specified Employee shall be determined on the “Specified Employee Determination Date” which shall be December 31 of each calendar year and shall be applicable commencing on the following April 1, in accordance with the rules set forth in the Treasury Regulations under Code Section 409A.

1.29	“Treasury Regulations” means the regulations promulgated under the United States Treasury Department.

1.30	“Unforeseeable Emergency” means an “unforeseeable emergency” within the meaning of Section 409A of the Code.

SECTION II

ELIGIBILITY, ENROLLMENT AND VESTING

2.1	Eligibility and Enrollment.

(a)	Eligibility.

(i)	Employee Eligibility. The Plan is available to a select group of management or highly compensated employees, as determined from time to time by the Administrator. Selection as a Participant for one calendar year does not guarantee selection as a Participant for any future calendar year. If a Participant’s position changes such that the Participant is no longer a member of a select group of management or highly compensated employees, the Participant shall not be able to participate in making further Elective Deferrals or receiving Discretionary Contributions but amounts previously deferred shall continue to be administered in accordance with the terms of the Plan and the Participant’s Participation Agreements and or Annual Election Forms.

(ii)	Non-Employee Director Eligibility. The Administrator may determine to permit non-employee directors to participate in the Plan by making Elective Deferrals.

(b)	Enrollment.

(i)	Participation Agreement. Each Participant who is eligible to participate in the Plan for any Plan Year after the 2021 Plan Year, shall enroll in the Plan by entering into a Participation Agreement. Participants enrolled in the Plan prior to the amended and restatement of the Plan shall also be required to enter into a new Participation Agreement. The Participation Agreement shall set forth the Benefit Age, the vesting schedule and other terms and conditions of participation. An eligible employee’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

(ii)	Annual Election Form. Each Participant for a Plan Year shall also enter into an Annual Election Form prior to the end of the immediately preceding calendar year, in accordance with the administrative procedures developed by the Administrator, and completing all other forms as the Administrator may request.

(iii)	To the extent permitted by the Administrator, a Participant’s Participation Agreement and Annual Election Form may be completed on-line.

2.2	Benefit Credits; Vesting.

(a)	Crediting Contributions and Deferrals.

(i)	Crediting Discretionary Contributions. As of the last day of a Plan Year (or on such other date as the Administrator determines in its sole discretion), if the Board has approved a Discretionary Contribution for a Participant for the Plan Year, the Administrator shall credit such Participant’s accounts under this Plan with such Discretionary Contribution. In the sole discretion of the Board, a Participant may receive an additional Discretionary Contribution from time to time at such time as the Administrator determines.

(ii)	Crediting Elective Deferrals. Base Salary Deferrals shall be deferred on a payroll-by-payroll basis, however, such deferrals for a Plan Year shall not exceed the Base Salary Deferral Percentage. Incentive Compensation Deferrals shall be deferred when earned and, but for the deferral, payable to the Participant. Incentive Compensation Deferrals for a Plan Year shall not exceed the Incentive Compensation Deferral Percentage. If non-employee directors are permitted to participate in the Plan, a non-employee director’s Elective Deferrals shall be credited at the same time as the deferred amount would otherwise have been paid to the director. If permitted to participate, a non-employee director’s Elective Deferral percentage shall not exceed 50% of his annual retainer and/or meeting or committee fees for such Plan Year.

(b)	Earnings.

(i)	Prior to January 1, 2022, as of the last day of each Plan Year, the Administrator shall credit each Participant’s Account Balance with interest equal to the Bank’s highest certificate of deposit rate for that year, compounded annually. Additional earnings may be credited based on the achievement of performance metrics established by the Board on the first business day of the calendar year. The achievement of such metrics shall be determined and certified by the Board on or within 60 business days of the end of the calendar year.

(ii)	With the Plan Year commencing January 1, 2022, or such later date as the Committee shall determine, Participants shall have the right to direct the investment of the Participant’s Account Balance among those investment alternatives made available by the Administrator from time to time. The Administrator shall credit each Participant’s Account Balance with earnings or losses on such investments. If the Participant fails to provide investment directions for the Participant’s Account Balance, the Administrator may select a default investment in its sole discretion. Notwithstanding the foregoing, a Participant’s Account Balance shall not be invested directly in Company common stock.

(c)	Vesting and Clawback.

(i)	Discretionary Contributions. For Discretionary Contributions made for Plan Years commencing prior to January 1, 2022, a Participant’s Discretionary Contributions, if any, and earnings thereon, shall be subject to the vesting schedule set forth on the Participant’s initial Participation Agreement. For Plan Years commencing on or after January 1, 2022, unless the Administrator otherwise, Discretionary Contributions shall be subject to a five-year rolling vesting schedule, i.e., each such Discretionary Contribution vest at the rate of 20% per year. Notwithstanding the vesting schedule, a Participant’s Account Balance shall automatically become 100% vested upon involuntary termination without Cause, death, Disability or a Change in Control. Generally, a Participant’s Account Balance will also become 100% vested upon attainment of the Participant’s Benefit Age except to the extent that the Board has designated one or more Discretionary Contributions as subject to a vesting schedule without regard to accelerated vesting at Benefit Age.

(ii)	Elective Deferrals. The Participant’s Account Balance attributable to Elective Deferrals shall be fully vested at all times. Notwithstanding the foregoing, Incentive Compensation Deferrals and earnings thereon may be subject to clawback under Sub-section (c)(iii) below.

(iii)	Clawback. Incentive Compensation Deferrals deferred under this Plan are subject to the provisions of the Company’s clawback policy and/or any revisions to the clawback policy that the Company may subsequently adopt. If the clawback policy is triggered, the Company and/or the Bank may recover from the applicable Participant’s Account Balance any amounts attributable to a Participant’s Incentive Compensation Deferrals for the calendar year or years for which the clawback is enforced. Base Salary deferrals and earnings thereon are not subject to clawback. In addition, Discretionary Contributions, Incentive Compensation Deferrals and earnings on each, shall, in the sole discretion of the Bank, be required to be reimbursed to the Company (or forfeited if not yet distributed) as a result of the violation of Section 6.16 Non-competition, Non-solicitation, and Nondisclosure hereof.

SECTION III

BENEFIT PAYMENTS

3.1	Benefit Payment Election.

(a)	Benefit Payment Election for Each Distribution Event.

(i)	Benefit Payment Dates and Form. Benefits may be paid under the Plan upon the occurrence of a Distribution Event. A Participant may elect on the Annual Election Form the form of payment of the Participant’s Account Balance for each Distribution Event. The form of payment may be either: (i) distribution in a lump sum or (ii) distribution in monthly, quarterly or annual installments over a period not to exceed ten (10) years. A Participant may elect to receive the Participant’s Elective Deferrals deferred for one or more Plan Years on a Specified Date set forth in the applicable Annual Election Form. For the Plan Year in which a Specified Date election is made, the entire amount of the Participant’s Elective Deferrals (plus earnings thereon) will be subject to such election.

A Participant shall make this election on a timely filed an Annual Election Form with respect to Elective Deferrals and Discretionary Contributions for Plan Years commencing after December 31, 2021 or such later date as specified by the Administrator. If the Participant fails to specify a form of payment for a Plan Year, then the amounts deferred or contributed during that Plan Year shall be distributed in a lump sum following the Participant’s Separation from Service.

(b)	Subsequent Deferral Election. A Participant may change the time or form of distribution by filing a Subsequent Deferral Election Form, provided that such election:

(i)	must take effect not less than twelve (12) months after the date on which the change is made;

(ii)	except for payments upon the Participant’s death, or Disability, the first of a stream of payments for which the subsequent election is made shall be deferred for a period of not less than five (5) years from the date on which such payment would otherwise have been made; and;

(iii)	for payments scheduled to be made on a Specified Date or to commence under a fixed schedule, the subsequent election must be made at least 12 months before the date of the first scheduled payment; and

(iv)       may not accelerate the time or schedule of any distribution.

3.2	Separation from Service. If the Participant has a Separation from Service, other than due to (i) Cause, the Participant shall be entitled to benefits as set forth in the Participant’s Participation Agreement and Annual Election Forms. The Participant’s benefit shall be equal to the Participant’s vested Account Balance, which shall continue to be credited with earnings until paid to the Participant. Unless an earlier date is set forth in this Plan, such amount shall commence to be paid no later than sixty (60) days after the Participant’s Separation from Service date. Notwithstanding the foregoing, if the Participant is a Specified Employee, payment shall commence on the first day of the seventh month following Separation from Service (other than due to death or Disability).

3.3       Benefit Payable Following a Change in Control.

(a)	If a Change in Control occurs and a Participant has a Separation from Service, the Participant shall be entitled to a payment of the Participant’s entire Account Balance hereunder. A Participant may elect an alternative form of distribution for benefits received due to a Change in Control if the Participant has an involuntary Separation from Service without Cause or a resignation for Good Reason within two years after the Change in Control. If Separation from Service occurs more than two years after the Change in Control, the benefit will be paid in such form as would otherwise be required under the Plan.

(b)	Notwithstanding the foregoing, and unless otherwise specified in a Participant’s Participation Agreement, if the benefit provided under this Section, either alone or when aggregated with other payments to or for the benefit of a Participant that are contingent on a Change in Control, would cause a Participant to have an “excess parachute payment” under Code Section 280G, the benefit and/or such other payments shall be reduced to an amount that is one dollar ($1.00) less than the amount that would trigger an excess parachute payment in order to avoid this result. In the event a reduction is necessary, the Participant shall be entitled to determine which benefits or payments shall be reduced or eliminated so the total parachute payments do not result in an excess parachute payment. If a Participant does not make this determination within 10 business days after receiving a written request form the Bank, the Bank may make such determination, and shall notify the Participant promptly thereof. In the event it is determined that permitting the Participant or the Bank to make the determination regarding the form or manner of reduction would violate Code Section 409A, such reduction shall be made pro rata.

With respect to Discretionary Contributions deferred prior to the Effective Date of this Plan, any payment under this Section 3.3 will be paid in a lump sum no later than sixty (60) days after such termination of employment (or, if the Participant is a Specified Employee, payment will be made on the first day of the seventh month following Separation from Service).

With respect to any Discretionary Contributions made or amounts deferred on or after January 1, 2022, any payments under this Section 3.3 will be paid in accordance with the Participation Agreement or Annual Election Form in effect for the year in which such Discretionary Contributions or Elective Deferrals were made.

3.4	Death Benefit.

(a)	If a Participant dies while employed at the Bank, the Participant’s Beneficiary shall be entitled to the Death Benefit. The Death Benefit shall be paid in a lump sum no later than 30 days after the Participant’s Date of Death. Notwithstanding the foregoing, commencing with Elective Deferrals or Discretionary Contributions made on or after January 1, 2022, a Participant may elect on an annual basis the form of distribution of the Participant’s death benefits from among the options set forth on the Participation Agreement or Annual Election Form. If a Participant fails to make an election as to the form of distribution, the Death Benefit payable for the period for which no distribution election is in effect shall be paid in a lump sum.

(b)	If a Participant dies following Separation from Service but prior to the receiving all payments under the Plan, the Participant’s Beneficiary shall be paid all remaining payments as a lump sum no later than 30 days after the Participant’s Date of Death. Notwithstanding the foregoing, commencing with Elective Deferrals and/or Discretionary Contributions made on or after January 1, 2022, a Participant may elect on an annual basis the form of distribution of the Participant’s Death Benefits. If a Participant fails to make an election as to the form of distribution, the Death Benefit payable for the period for which no distribution election is in effect shall be paid in a lump sum.

(c)	A Participant shall make an initial designation of primary and secondary Beneficiaries upon execution of the Participant’s Participation Agreement and shall have the right to change such designation at any subsequent time by submitting to the Administrator, in substantially the form attached as Exhibit A, a written designation of primary and secondary Beneficiaries. Any Beneficiary designation made subsequent to execution of the Participation Agreement shall become effective only when receipt thereof is acknowledged in writing by the Administrator.

3.5	Disability Benefit. Notwithstanding any other provision hereof, if a Participant becomes Disabled while employed at the Bank, the Participant shall be entitled to receive the Disability Benefit hereunder. The Disability Benefit shall be payable in a lump sum within 30 days of the Disability determination unless the Participant elects another form of payment in the Participant’s Participation Agreement or Annual Election Forms.

3.6	In-Service Distribution/Specified Date. A Participant may designate in the Participant’s Annual Election Form to defer all of the Participant’s Elective Deferrals for a Plan Year to be distributed on a Specified Date (i.e., month/day/year) which is expected to occur prior to the Participant’s Separation from Service. Notwithstanding the foregoing, if a Participant makes a Specified Date election and prior to the Specified Date, the Participant has a Separation from Service, the amount otherwise payable on the Specified Date shall be payable in accordance with the distribution election made for Discretionary Contributions in the same calendar year that the Specified Date election was made. If the Participant had not made another election for that Plan Year’s Discretionary Contribution, then the amount subject to the Specified Date election shall be paid in a lump sum following the Participant’s Separation from Service.

3.7	Unforeseeable Emergency. A Participant may request a distribution from the Participant’s vested Account Balance in the event of an Unforeseeable Emergency pursuant to the rules set forth in this Section 3.7. In addition, a Participant may make an application to the Administrator to cancel the Participant’s deferral elections under the Plan for the year in which the Unforeseeable Emergency distribution, if any, is made under this Section 3.7. If the cancellation of the Participant’s deferral election is approved by the Administrator, the Participant’s deferral election must be cancelled for the year in question and not merely postponed or delayed. Any deferral election made thereafter shall be made in accordance with the rules under Code Section 409A for initial deferral elections.

(a)	A distribution because of an Unforeseeable Emergency shall not exceed the amount required to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of such distribution, after taking into account the extent to which the Unforeseeable Emergency may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by stopping current deferrals under the Plan.

(b)	The Participant’s request for a distribution on account of an Unforeseeable Emergency must be made in writing to the Administrator. The request must specify the nature of the financial hardship, the total amount requested to be distributed from the Participant’s vested Account Balance, and the total amount of the actual expense incurred or to be incurred on account of the Unforeseeable Emergency.

(c)	If a cancellation of a Participant’s deferral election is approved such cancellation will be effective as soon as practicable. If a distribution under this Section 3.7 is approved by the Administrator, such distribution will be made as soon as practicable following the date that it is approved. Processing of the request shall be completed as soon as practicable after the date on which the Administrator receives the properly completed written request for a distribution on account of an Unforeseeable Emergency. A distribution payable due to an Unforeseeable Emergency shall be taken in equal proportion from amounts deferred in each calendar year.

3.8	Termination for Cause. If a Participant is terminated for Cause, all benefits under this Plan (other than Elective Deferral Contributions and earnings thereon) shall be forfeited (even if vested) and the Participant’s participation in this Plan shall become null and void. Notwithstanding the foregoing, Elective Deferrals which are Incentive Compensation Deferrals may be clawed back in accordance with Section 2.2(c)(iii), if appropriate.

SECTION IV

PARTICIPANT’S RIGHT TO ASSETS:

ALIENABILITY AND ASSIGNMENT PROHIBITION

At no time shall a Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Bank. The rights of a Participant, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Bank. the Participant, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Bank those payments so specified under this Plan. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or the Participant’s Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

SECTION V

ADMINISTRATIVE PROCEDURES

5.1	Named Fiduciary and Administrator. The Compensation Committee shall be the “Named Fiduciary” and Administrator of this Plan, provided that the Compensation Committee may delegate its administrative duties hereunder to certain senior officers of the Bank. The Administrator shall be responsible for the management, control and administration of the Plan. The Administrator shall have discretionary authority to construe and interpret the terms of the Plan and to determine benefit eligibility, provided that benefit eligibility for any Participant to whom administrative duties have been delegated shall be determined by the Compensation Committee. The Administrator may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2	Claims Procedure and Arbitration. In the event that benefits under this Plan are not paid to the Participant (or to the Participant’s Beneficiary in the case of the Participant’s death) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator within sixty (60) days from the date payments are refused. The Administrator shall review the written claim and, if the claim is denied, in whole or in part, they shall provide in writing, within thirty (30) days of receipt of such claim, their specific reasons for such denial, reference to the provisions of this Plan or the Participation Agreement upon which the denial is based, and any additional material or information necessary to perfect the claim. Such writing by the Administrator shall further indicate the additional steps which must be undertaken by claimants if an additional review of the claim denial is desired.

If claimants desire a second review, they shall notify the Administrator in writing within thirty (30) days of the first claim denial. Claimants may review this Plan, the Participation Agreement or any documents relating thereto and submit any issues and comments, in writing, they may feel appropriate. In its sole discretion, the Administrator shall then review the second claim and provide a written decision within thirty (30) days of receipt of such claim. This decision shall state the specific reasons for the decision and shall include reference to specific provisions of this Plan or the Participation Agreement upon which the decision is based.

SECTION VI

MISCELLANEOUS

6.1	Trust Fund. The Bank shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Bank may establish one or more grantor trusts, with the Bank as the grantor, and such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such grantor trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Bank’s creditors in the event of the Bank’s insolvency. To the extent any benefits provided under the Plan are actually paid from any such trust, the Bank shall have no further obligation with respect to such benefits, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Bank.

6.2	Unfunded Plan. This Plan is not intended to create an investment contract, but to provide tax-planning opportunities and retirement benefits to eligible individuals who participate in the Plan. At no time shall any Participant be deemed to have any lien, right, title or interest in or to any specific investment or asset of the Company or the Bank. The rights of the Participants, any Beneficiary, or any other person claiming through the Participant under this Plan, shall be solely those of an unsecured general creditor of the Company and the Bank. The Participants, the Beneficiary, or any other person claiming through the Participant, shall only have the right to receive from the Company or the Bank those payments so specified under this Plan. Neither the Participants nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefits payable, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participants or their Beneficiaries, nor be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

6.3	No Effect on Employment Rights. Nothing contained herein will confer upon the Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with the Participant without regard to the existence of the Plan.

6.4	Governing Law. The Plan is established under, and will be construed according to, the laws of the State of Connecticut, to the extent such laws are not preempted by the ERISA or the Code and regulations published thereunder.

6.5	Code Section 409A. The Plan shall be interpreted to comply with Code Section 409A, and all provisions of the Plan shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

6.6	Severability and Interpretation of Provisions. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any provision is found to violate Code Section 409A and would subject the Participant to additional taxes and interest on the amounts deferred hereunder, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Administrator in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

6.7	Incapacity of Recipient. In the event the Participant is declared incompetent and a conservator or other person legally charged with the care of the Participant’s person or estate is appointed, any benefits under the Plan to which such Participant is entitled shall be paid to such conservator or other person legally charged with the care of the Participant’s person or estate.

6.8	Unclaimed Benefit. The Participant shall keep the Bank informed of the Participant’s current address and the current address of the Participant’s Beneficiaries. If the location of the Participant is not made known to the Bank, the Bank shall delay payment of the Participant’s benefit payment(s) until the location of the Participant is made known to the Bank; however, the Bank shall only be obligated to hold such benefit payment(s) for the Participant until the expiration of three (3) years. Upon expiration of the three (3) year period, the Bank may discharge its obligation by payment to the Participant’s Beneficiary. If the location of the Participant’s Beneficiary is not known to the Bank, the Participant and the Participant’s Beneficiary(ies) shall thereupon forfeit any rights to the balance, if any, of any benefits provided for such Participant and/or Beneficiary under this Plan.

6.9	Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, no individual acting as an employee or agent of the Bank, or as a member of the Board of the Bank shall be personally liable to the Participant or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

6.10	Gender. Whenever in this Plan words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

6.11	Inurement. This Plan shall be binding upon and shall inure to the benefit of the Bank, its successors and assigns, and the Participants, their successors, heirs, executors, administrators, and Beneficiaries.

6.12	Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the federal government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Participant to the Bank; (vii) in satisfaction of certain bona fide disputes between the Participant and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

6.13	Headings. Headings and sub-headings in this Plan are inserted for reference and convenience only and shall not be deemed a part of this Plan.

6.14	12 U.S.C. § 1828(k). Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments or any other rules and regulations promulgated thereunder.

6.15	Payment of Employment and Code Section 409A Taxes. Any distribution under this Plan shall be reduced by the amount of any taxes required to be withheld from such distribution. This Plan shall permit the acceleration of the time or schedule of a payment to pay employment-related taxes as permitted under Treasury Regulation Section 1.409A-3(j) or to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

6.16	Non-competition, Non-solicitation and Nondisclosure. In the event the Participant has a vested Account Balance under this Plan, the benefits provided to the Participants under this Plan are specifically conditioned on each Participant’s covenant that, for a period of one (1) year following the Participant’s Separation from Service with the Bank, the Participant will not, without the written consent of the Bank, either directly or indirectly:

(a)	solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Bank or any of its affiliates to terminate the Participant’s employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business or other entity;

(b)	become an officer, employee, consultant, director, independent contractor, agent, sole proprietor, joint venturer, greater than 5% equity-owner or stockholder, partner or trustee of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other entity that has headquarters or offices within fifteen (15) miles of the locations in which the Bank or its affiliates has business operations or has filed an application for regulatory approval to establish an office as of the date of the Participant’s termination; provided, however, that this restriction shall not apply if the Participant’s employment is terminated following a Change in Control; or

(c)	solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Bank or its affiliates to terminate an existing business or commercial relationship with the Bank or its affiliates;

(d)	at any time or in any manner, directly or indirectly, use or disclose Confidential Information (as hereinafter defined) to any party other than the Bank either during or after the Participant’s termination of employment for any reason, except for purposes consistent with the administration and performance of the Participant’s obligations hereunder, or as required by law, provided that written notice of any legally required disclosure shall be given to the Bank promptly prior to any such disclosure and the Participant shall reasonably cooperate with the Bank to protect the confidentiality thereof pursuant to applicable law or regulation. For these purposes, the term “Confidential Information” includes any confidential or proprietary information furnished or provided by the Bank to the Participant after the Participant first became employed by the Bank (without regard to whether such information is conveyed directly or on the Bank’s behalf), or otherwise acquired by the Participant as a consequence of the Participant’s employment with the Bank and that is not generally known in the industry in which the Bank is engaged and that in any way relates to the products, services, purchasing, marketing, names of customers, vendors or suppliers, merchandising and selling, plans, data, specifications or any other confidential and proprietary information of the Bank or any affiliate. Any Confidential Information supplied to a Participant by the Bank prior to the Participant’s participation in this Plan shall be considered in the same manner and be subject to the same treatment as the Confidential Information made available after the Participant’s participation in this Plan. The term “Confidential Information” does not include information (i) which was already in the public domain, (ii) which is disclosed as a matter of right by a third party source after the Participant’s participation in this Plan, provided such third party source is not bound by a confidentiality agreement with the Bank or (iii) which passes into the public domain by acts other than the unauthorized acts of the Participant, whether acting alone or in concert; provided, however, that any disclosure of Confidential Information may be made by the Participant if the Bank expressly consents thereto in writing prior to such disclosure.

In the event that the Participant violates any provision of this Section 6.16, all benefits payable to the Participant (other than benefits attributable to the Participant’s Elective Deferrals and earnings thereon) shall cease and any benefits previously paid shall be reimbursed to the Bank within thirty (30) days of the Bank’s notification to the Participant that this provision has been violated. Notwithstanding anything in this Section 6.16 to the contrary, in the event of the Participant’s termination of employment following a Change in Control, the Participant shall not be subject to the requirements of Sections 6.16(a), (b) or (c) above.

SECTION VII

AMENDMENT/TERMINATION

7.1	Amendment or Modification. This Plan may be amended or modified at any time, provided, however, that no such amendment may serve to reduce the vested benefits of any Participant, and provided further, that no amendment or modification shall be valid if it violates Code Section 409A, as in effect at the time of such amendment or modification.

7.2	Termination of Plan. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Participants their benefits as if the Participant had terminated employment as of the effective date of the complete termination. Such complete termination of the Plan shall occur only under the following circumstances and conditions:

(a)	The Board may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(b)	The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Participants and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements. Following the termination of the Plan, the amount payable to each Participant shall be the amount to which the Participant is entitled upon a Change in Control, as set forth in the Participant’s Participation Agreement.

[Signature Page Follows]

SECTION VIII

EXECUTION

This Plan sets forth the entire understanding of the parties hereto with respect to the supplemental retirement benefits to be provided by the Bank, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are superseded by this Plan.

IN WITNESS WHEREOF, the Bank executed this Plan on the date set forth below.

SALISBURY BANK AND TRUST COMPANY

December 27, 2021	By:	/s/ Arthur J. Bassin
Date		Arthur J. Bassin
Compensation Committee Chair

Exhibit A

SALISBURY BANK AND TRUST COMPANY

AMENDED AND RESTATED

NON-QUALIFIED DEFERRED COMPENSATION PLAN

BENEFICIARY DESIGNATION

The undersigned Executive, under the terms of the Salisbury Bank and Trust Company Amended and Restated Non-Qualified Deferred Compensation Plan executed by Salisbury Bank and Trust Company on December 27, 2021, and effective January 1, 2022, hereby designates the following Beneficiary to receive any guaranteed payments or death benefits under such Plan, following his or her death:

PRIMARY BENEFICIARY:

In the event the Primary Beneficiary set forth above has predeceased me, I designate the person set forth below as my Secondary Beneficiary.

SECONDARY BENEFICIARY:

This Beneficiary Designation will be effective upon submission to Doug Cahill, Vice President, Human Resources, Salisbury Bank and Trust and hereby revokes any prior Beneficiary Designation which may have been in effect. Such Beneficiary Designation is revocable.

Date	EXECUTIVE